Exhibit 99.1

 FOR IMMEDIATE RELEASE

Nicolet Bankshares, Inc. Appoints Héctor Colón to Board of Directors

GREEN BAY, WI July 20, 2021 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”), the holding company for Nicolet National Bank, today announced the appointment of Héctor Colón to Nicolet’s Board of Directors. Mr. Colón is the President and CEO of Lutheran Social Services of Wisconsin and Upper Michigan.

“Héctor is a great addition to our board,” said Bob Atwell, Executive Chairman of Nicolet. “He brings a strong track record of organizational leadership in the governmental, educational and not-for-profit sectors. He is a dedicated servant leader who has led these organizations through difficult changes. The tenacity and discipline he displayed as the 7-time national champion Boxer is only the beginning of a career of concrete accomplishment.”

“I am excited to join the Nicolet National Bank family,” said Mr. Colón. “Nicolet is a champion bank with a great leadership and culture and is a proven community partner.”

Under Mr. Colón’s visionary and innovative leadership, Lutheran Social Services has adapted new models and business strategies to increase relevancy and operational efficiency. Before the start of Colón’s tenure in 2017, the organization had not met its budget for four consecutive years. Since that time, LSS has generated multi-million dollar surpluses with a gain of $12.4 million over his first three years. He recently was named the Nonprofit Executive of the Year by BizTimes Media and the Hispanic Man of the year by UMOS.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Investor Relations & Media Contacts:
Mike Daniels – President & CEO
Jeff Gahnz – VP, Marketing & Public Relations
Phone: 920.430.1400
Email: mdaniels@nicoletbank.com or jgahnz@nicoletbank.com